Exhibit 99.1

HCS I, INC.

FOR IMMEDIATE RELEASE

CONTACT:

John Hull

President

HCS I, Inc.

817-492-7065

Hollywood Casino Shreveport Amends

Agreement With Eldorado Resorts LLC

Fort Worth, Texas and Shreveport, Louisiana (October 1, 2004) — HCS I, Inc., the managing general partner of Hollywood Casino Shreveport (“HCS” or the “Company”), announced today that HCS and Eldorado Resorts LLC (“Eldorado”) had amended their previously announced agreement providing for the acquisition of the Company by Eldorado (the “Agreement”) in order to extend the deadline for entering into final acquisition documents from September 30, 2004 until October 20, 2004.  The Agreement, as amended, remains in full force and effect.

Hollywood Casino Shreveport is a riverboat casino/hotel complex located on the Red River in Shreveport, Louisiana.

Eldorado Resorts LLC owns and operates the Eldorado Hotel & Casino in Reno, Nevada, and is a joint venture partner with Mandalay Resort Group in the Silver Legacy Resort Casino, also located in Reno.  The Eldorado Hotel & Casino, had net operating revenues of $133,000,000 in 2003, has over 84,000 square feet of gaming space, including over 1,800 slot machines and approximately 75 table games, 817 guest rooms, 12,000 square feet of convention space and is renowned for its eight restaurants.  The Silver Legacy Resort Casino had 2003 net operating revenues of $152,000,000.  The Silver Legacy has over 87,000 square feet of gaming space, including over 2,000 slot machines and 80 table games, 1,170 guest rooms, 90,000 square feet of exhibit and convention space, and operates six distinctive restaurants.

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. HCS describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its most recent Report on Form 10-Q for the quarter ended June 30, 2004.  Some of these risks include those relating to the development and expansion of properties, risks of increased competition, risks relating to the fact that we are heavily regulated by gaming authorities and risks related to the ability of HCS to continue as a going concern.  HCS does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.